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                                                                                           EXHIBIT 11.1

                              VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                   COMPUTATION OF EARNINGS PER SHARE
                             (Thousands of Dollars, Except Per Share Amounts)


                                                                        Three Months Ended           Six Months Ended
                                                                              June 30,                   June 30,
                                                                        1998          1997          1998          1997
COMPUTATION OF BASIC EARNINGS PER SHARE:
   Income from continuing operations.............................    $    39,939   $    27,598   $    34,055  $    47,409

   Loss from discontinued operations, net of income tax benefit..    $      -      $   (10,869)  $      -     $   (15,240)
   Less:  Preferred stock dividend requirements
      and redemption premium.....................................           -           (1,826)         -          (4,592)

   Loss from discontinued operations applicable to common stock..    $      -      $   (12,695)  $      -     $   (19,832)

   Weighted average number of shares of common stock outstanding.     56,201,333    50,163,762    56,175,129   47,287,734

   Earnings (loss) per share:
      Continuing operations......................................    $       .71   $       .55   $       .61  $      1.00
      Discontinued operations....................................           -             (.26)         -            (.42)
         Total...................................................    $       .71   $       .29   $       .61  $       .58

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING DILUTION:
   Income from continuing operations assuming dilution...........    $    39,939   $    27,598   $    34,055  $    47,409

   Loss from discontinued operations, net of income tax benefit..    $      -      $   (10,869)  $      -     $   (15,240)
   Less:  Preferred stock dividend requirements
      and redemption premium.....................................           -           (1,826)         -          (4,592)
   Add:  Reduction of preferred stock dividends applicable
      to the assumed conversion of convertible preferred stock
      at the beginning of the period.............................           -            1,826          -           4,522

   Loss from discontinued operations applicable to
      common stock assuming full dilution........................    $      -      $   (10,869)  $      -      $  (15,310)

   Weighted average number of shares of
      common stock outstanding...................................     56,201,333    50,163,762    56,175,129   47,287,734
   Effect of dilutive securities:
      Stock options..............................................      1,037,938       807,991     1,033,758      815,429
      Performance awards.........................................        114,149        91,151       109,647       91,151
      Convertible preferred stock................................           -        3,596,219          -       4,989,009

   Weighted average number of shares of
       common stock outstanding assuming dilution................     57,353,420    54,659,123    57,318,534   53,183,323

   Earnings (loss) per share - assuming dilution:
      Continuing operations......................................    $       .70   $       .50    $      .59   $      .89
      Discontinued operations....................................           -             (.20)         -            (.29)
         Total...................................................    $       .70   $       .30    $      .59   $      .60

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